Exhibit 10.10

CONSENT TO ASSIGNMENT OF LEASE

WHEREAS, NDNE 9/90 Corporate Center LLC (“Landlord”) and Aquila Biopharmaceuticals, Inc. (“Assignor”) have heretofore entered into (i) that certain Lease Agreement dated September 19, 1997 as amended by First Amendment of Lease dated the 17th day of December, 1997, Second Amendment of Lease dated the 14th day of January, 1998, Third Amendment of Lease dated the 3rd day of February, 1998, that Fourth Amendment of Lease dated the 27th day of February, 1998 and Fifth Amendment of Lease dated the 13th day of March, 1998 (said Lease Agreement as so amended is hereafter the “Lease”) with respect to certain space located in a building (the “Building”) known as 175 Crossing Boulevard, Framingham, MA;

WHEREAS, all of the stock and other indicia of ownership of Assignor has been acquired by Antigenics, Inc., a Delaware corporation (A-Delaware) the result of which is that Assignor is now a wholly owned subsidiary of A-Delaware;

WHEREAS, A-Delaware as the owner of all of the stock and other indicia of ownership of Assignor has proposed a merger (the “Merger”) by and between Assignor and Antigenics, Inc. a Massachusetts corporation (“Assignee”), which is also a wholly owned subsidiary of A-Delaware pursuant to which Merger, Assignee will be the surviving entity;

WHEREAS, pursuant to the Lease, the result of the Merger will be an assignment of the Lease by Assignor to Assignee whereby Assignee will be the “Tenant” under the Lease;

WHEREAS, Assignor and Assignee have requested that Landlord consent to the assignment and assumption of all rights and obligations of Assignor under the Lease to and by Assignee in connection with the Merger (the “Assignment”);

NOW, THEREFORE, the undersigned does hereby consent to the Assignment by and between Assignor and Assignee, by the terms of which, among other matters, Assignor assigns to Assignee all of its right, title and interest as Tenant under the Lease and Assignee assumes and agrees to perform to and for the benefit of Landlord and its successors and assigns all of the terms, covenants and agreements to be performed or observed by the “Tenant” under the Lease as if the Assignee were the “Tenant” originally named in the Lease upon and subject to the following representations, terms and conditions:

1. As a condition to the effectiveness hereof, Landlord shall be furnished with a counterpart of this instrument duly executed by Assignor and Assignee acknowledging the accuracy of their respective representations contained and their acceptance of the conditions herein set forth.

2. This instrument shall not:

(a) be construed to modify, waive or affect any of the terms, covenants or conditions of the Lease nor any of Assignor’s nor Assignee’s obligations under the Lease nor to waive any breach thereof; and;

(b) be construed to enlarge or increase Landlord’s obligations under the Lease.

3. This Consent shall not be assignable.

4. Neither the Assignment nor the consent of the Landlord thereto nor any acceptance of rent by Landlord from Assignee shall release or discharge Assignor from any liability under the Lease and Assignor, to the extent Assignor in any way continues its legal existence shall remain jointly and severally liable with Assignee and responsible for the full payment, performance and observance of all the terms, covenants and conditions contained in the Lease on the part of Assignor to be performed and observed thereunder as if the Assignment and this Consent had never been made and entered into. Nothing contained herein shall be deemed or construed to release Assignee from any of its obligations under the Lease as hereafter provided. Assignee hereby (i) recognizes and agrees to attorn to Landlord and its successors and assigns as the Landlord under the Lease and (ii) agrees to be bound by and shall perform to and for the benefit of the Landlord (and Landlord’s successors and assigns) all of the terms, covenants, conditions and agreements to be performed or observed by the “Tenant” under the Lease as if the Assignee were the “Tenant” originally named in the Lease including, without limitation, the payment of all payments of Annual Fixed Rent and Additional Rent payable to the Landlord under the Lease.

5. The consent by Landlord to the Assignment shall not be construed as a consent by Landlord to further assignment of the Lease nor any subletting by Assignee of the Premises, or any part thereof (not previously consented to by Landlord). Neither the Assignment nor any of the rights, privileges or obligations thereunder shall be assigned, modified, renewed or extended, nor shall the Premises, or any part thereof, be sublet or occupied by others.

6. The consent herein granted shall not be deemed to be a waiver by Landlord of any uncollected or unbilled rentals or other charges that may be due or payable by Assignor or Assignee under the Lease.

7. In the event that there shall be any conflict between the terms, covenants and conditions of this Consent and the terms, covenants and conditions of any agreement by and between Assignor and Assignee regarding the Assignment, then the terms, covenants and conditions of this Consent shall prevail in each instance and any conflicting terms, covenants or conditions of the Assignment shall be modified to conform with the terms, covenants and conditions of this Consent, but only as they pertain to the Landlord, the Lease or this Consent.

8. Assignor and Assignee each hereby agree to indemnify and hold Landlord harmless from and against any and all claims, costs or damages sustained or incurred by Landlord as the result of any claim by any party that they are entitled to a commission or broker’s fee in connection with this Consent or the Assignment. The indemnity contained therein shall include, without limitation, all attorneys fees and expenses incurred by Landlord in connection with any such claim.

9. As a material inducement to Landlord in executing and delivering this Consent and as a condition to the effectiveness of the Consent herein granted, Assignor and Assignee represent and warrant to Landlord as follows (which representations and warranties shall survive the Merger and the Assignment):

A.	Upon completion of the Merger and the Assignment, Assignee shall have a net worth not less than the net worth of Assignor immediately prior to the Merger and the Assignment;

B.	Upon completion of the Merger and the Assignment, Assignee shall deliver to Landlord a Certificate of Legal Existence as to the existence of Assignee together with all Articles of Merger and/or consolidation or other documentation filed with the Secretary of State of Massachusetts and/or the Secretary of State of Delaware in connection with the Merger; and

C.	From and after the date hereof, all notices given to the “Tenant” under the Lease shall be delivered to the Assignee at the following address:

Antigenics, Inc.

630 Fifth Avenue, Suite 2100

New York, New York 10111

Attn: Garo H. Armen PhD., President

IN WITNESS WHEREOF, the parties hereto have executed this instrument on the date written below.

Dated: May 8, 2001

LANDLORD:

NDNE 9/90 Corporate Center LLC

By:	NDNE 9/90, Inc.
Its:	Manager

By:	/s/ [Illegible]

Its:	Exec VP

Agreed to:

ASSIGNOR:

Aquila Biopharmaceuticals, Inc.

By:	/s/ Garo H. Armen

Its:	President & CEO

ASSIGNEE:
Antigenics, Inc., a Massachusetts corporation and survivor by way of Merger as the result of the Merger between Aquila Biopharmaceuticals, Inc. and Antigenics, Inc., a Massachusetts corporation

By:	/s/ Garo H. Armen

Its:	President

NDNE 87

EXHIBIT B – P.1

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EXHIBIT B – P.2

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EXHIBIT C – Central Corridor Area

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